Exhibit 10.1

Amendment No. 1 to Employment Letter

This Amendment No. 1 amends that certain letter agreement dated October 21, 2022, between Franklin Wireless Corp. (“Franklin”) and OC Kim (the “Employment Letter”).

The Employment letter is hereby amended as follows:

1.	Severance Benefit.

1.1 Voluntary Termination or Involuntary Termination Due to Changed Circumstances. If, during the term of the Employment Letter, OC Kim either (i) voluntarily terminates his employment, or (ii) is deemed to have been terminated due to a Change in Circumstances (as defined below), then Franklin shall pay him $3,000,000 in cash, within 30 days of such termination, such payment to be subject to customary payroll withholding and reporting. In addition, all employee stock options then held by OC Kim shall be immediately exercisable. As used in this section, the term "Change in Circumstances” shall mean Executive may terminate his employment for good reason upon at least thirty days prior written notice to the Company. For purposes of this Agreement, “Good Reason shall mean (a) Franklin's material breach of the salary and benefit obligations hereunder, and either such breach is incurable or, if curable, has not been cured within fifteen days following receipt of written notice by Executive to the Company of such breach by the Company, or (b) Franklin significantly reduces OC Kim's title or responsibilities.

1.2 Involuntary Termination For Cause.

If, during the term of the Employment Letter, OC Kim's employment is terminated for Cause (as defined below), then Franklin shall pay him $1,500,000 in cash, within 30 days of such termination, such payment to be subject to customary payroll withholding and reporting. In addition, all employee stock options then held by OC Kim shall be immediately exercisable. As used in this Section, “Cause” shall mean (1) conviction of a felony, or any act involving moral turpitude, where imprisonment is imposed, (ii) commission of any act of theft, fraud, dishonesty, or material falsification of any employment or Company records that is construe as criminal act, or (iii) improper disclosure of the Company's confidential or proprietary information.

2.	Covenants of O C Kim

2.1 Non-Solicitation; Non-Disparagement.

For a period of two years following termination, OC Kim agrees that he will not, directly, or indirectly, (i) solicit or induce or attempt to solicit or induce any employee, representative or agent of Franklin or any of its subsidiaries to terminate their employment, representation or other association with Franklin or such subsidiary, or (ii) disparage Franklin or any of its subsidiaries or any of its or their past, present or future agents, officers, members, shareholders, managers, directors or employees to the public, media, any individual, or any other third party.

9707 Waples Street Suite 150 San Diego, CA 92121 858-623-0000, Fax 858-623-0050

www.franklinwireless.com

2 ..2 Non-Disclosure.

OC Kim (1) acknowledges and agrees that any Confidential Information gained by him during his employment with Franklin or any of its subsidiaries has been developed by Franklin and such subsidiary through substantial expenditures of time and money and constitutes valuable and unique property of Franklin and such subsidiary, (ii) after the termination of this Agreement, OC Kim shall keep in strict confidence and shall not, directly or indirectly, disclose, furnish, disseminate, make available or use (except in the course of performing her duties of employment) any Confidential Information, regardless of when or how OC Kim acquired such information. As used herein, “Confidential Information” shall mean any information that (i) constitutes a trade secret or that otherwise is not generally known to the public and that is developed, owned or obtained by Franklin or any of its subsidiaries (including information developed by OC Kim in the course of performing service to Franklin, or (ii) regards Franklin's and its subsidiaries' marketing strategy and efforts, direct and indirect owners, financing arrangements, financial position, prospects, operating methods or procedures, sales volume, sales proposals, customers, prospective customers, vendors, service providers, key employees, or consultants.

3.	Incentive Bonus.

OC Kim shall be entitled to a quarterly incentive bonus of $125,000 for each calendar quarter during the term of the Employment Agreement, with the first such bonus due on December 31, 2022, and on the last day of each calendar quarter thereafter, until December 31, 2026; provide, however, that OC Kim must continue to be employed by Franklin on the last day of the calendar quarter to be entitled to the bonus for such calendar quarter.

4.	“At-Will” Employment.

The paragraph titled "At-Will Employment” in the Employment Letter is hereby deleted in its entirety.

5.	Confirmation of Agreement.

Except as so amended, the Employment Letter is hereby confirmed in its entirety.

Dated: October 21, 2022

Franklin Wireless Corp.

By: ___________________________	________________

Gary Nelson – Chairman of the Board	Date signed

By:________________________	________________

OC Kim - President	Date signed

9707 Waples Street Suite 150 San Diego, CA 92121 858-623-0000, Fax 858-623-0050

www.franklinwireless.com